Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

December 1, 2009

Board of Managers

Constellation Energy Partners LLC

1801 Main, Suite 1300

Houston, Texas 77002

Gentlemen:

We have acted as special counsel to Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) with respect to the offer and sale by the Company of 1,650,000 common units (the “Units”) representing Class B limited liability company interests in the Company pursuant to Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Plan”). This opinion is being filed with the SEC in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth herein, we have examined: (i) originals, or copies, certified or otherwise identified, of: (a) the Plan, (b) the Company’s certificate of formation, as amended to date, (c) the Company’s Second Amended and Restated Operating Agreement, as amended to date (the “Limited Liability Company Agreement”), (d) certain resolutions adopted by the board of managers of the Company, (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Limited Liability Company Act, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications and limitations set forth below, we are of the opinion that the Units have been duly authorized and, when issued in accordance with the Plan, will have been validly issued, fully paid and nonassessable.

Constellation Energy Partners LLC

December 1, 2009

We express no opinion other than as to the federal laws of the United States of America and the Delaware Limited Liability Company Act. For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

The opinion expressed herein is as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Andrews Kurth LLP